Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-141687 of Spectra Energy Partners, LP on Form S-1 of our report dated March 27, 2007 related to the consolidated financial statements of Market Hub Partners Holding, LLC and subsidiaries as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Houston, Texas
May 31, 2007